Exhibit 4.2

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 19, 2004, by and among Dawn Sleep Technologies, Inc., a Delaware corporation (the “Guaranteeing Subsidiary”), Tempur Production USA, Inc., a Virginia corporation (“TPUSA”), Tempur-Pedic, Inc., a Kentucky corporation (“TPI” and together with TPUSA, the “Companies”), the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank Minnesota, National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Companies have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 15, 2003, providing for the issuance of 10¼% Senior Subordinated Notes due 2010 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Companies’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees as follows:

(a) To become a Guarantor under the Indenture, and together with all Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes and the obligations of the Companies thereunder or under the Indenture:

(i) the due and punctual payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and premium, if any, and, to the extent permitted by law, interest and Additional Interest, if any, and the due and punctual performance of all other obligations of the Companies to the Holders or the Trustee under the Indenture, the Registration Rights Agreement or any other agreement with or for the benefit of the Holders or the Trustee, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration pursuant to Section 6.02 of the Indenture, redemption or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b) The obligations hereunder shall be unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Companies under the Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Companies or any other obligor with respect to the Indenture, the Notes or the Obligations of the Companies under the Indenture or the Notes, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) The Guaranteeing Subsidiary hereby waives and relinquishes, to the extent permitted by law, all claims, rights and remedies accorded by applicable law to guarantors, and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to:

(i) any right to require any of the Trustee, the Holders or the Companies (each a “Benefited Party”), as a condition of payment or performance by the Guaranteeing Subsidiary, to

(1) proceed against the Companies, any other guarantor (including any other Guarantor) of the Obligations under the Guarantees or any other Person,

(2) proceed against or exhaust any security held from the Companies, any such other guarantor or any other Person,

(3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Companies or any other Person, or

(4) pursue any other remedy in the power of any Benefited Party whatsoever;

(ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Companies including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Companies from any cause other than payment in full of the Obligations under the Guarantees;

(iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(iv) any defense based upon any Benefited Party’s errors or omissions in the administration of the Obligations under the Guarantees, except behavior which amounts to bad faith;

(1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Guarantees and any legal or equitable discharge of such Guarantor’s obligations hereunder,

(2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof,

(3) any rights to set-offs, recoupments and counterclaims, and

(4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto;

(v) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Guarantees, notices of Default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Guarantees or any agreement related thereto, and notices of any extension of credit to the Companies and any right to consent to any thereof;

(vi) to the extent permitted under applicable law, the benefits of any “One Action” rule; and

(vii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Guarantees. Except to the extent expressly provided in the Indenture, including Sections 8.02, 8.03 and 10.05 thereof, the Guaranteeing Subsidiary hereby covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in its Guarantee and the Indenture.

(d) Except to the extent expressly provided in the Indenture, including Sections 8.02, 8.03 and 10.05 thereof, the Guarantee of the Guaranteeing Subsidiary shall not be discharged except by complete performance of the obligations contained in such Guarantee and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Companies, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to the Companies or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.

(h) The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

3. EXECUTION AND DELIVERY. The Guaranteeing Subsidiary agrees that the Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

4. OTHER PROVISIONS OF ARTICLE 10. The Guaranteeing Subsidiary acknowledges and agrees that it is subject to all of the provisions of Article 10 of the Indenture, including the limitations in Section 10.02, the restrictions in Section 10.04 and the provisions regarding releases in Section 10.05.

5. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Companies or any Guaranteeing Subsidiary under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

6. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Companies.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

GUARANTEEING SUBSIDIARY:

DAWN SLEEP TECHNOLOGIES, INC.

By: /S/ DALE E.WILLIAMS
Name: Dale E. Williams Title: Chief Financial Officer

COMPANIES:

TEMPUR-PEDIC, INC.

By: /S/ DALE E. WILLIAMS
Name: Dale E. Williams
Title: Chief Financial Officer and Secretary

TEMPUR-PRODUCTION USA, INC.

By: /S/ DALE E. WILLIAMS
Name: Dale E. Williams
Title: Chief Financial Officer, Treasurer and Secretary

EXISTING GUARANTORS:

TEMPUR-PEDIC INTERNATIONAL INC.

By: /S/ WILLIAM H. POCHE
Name: William H. Poche Title: Assistant Treasurer

TEMPUR WORLD, LLC

By: Tempur-Pedic International Inc., its Sole Member

By: /S/ WILLIAM H. POCHE
Name: William H. Poche
Title: Assistant Treasurer

TEMPUR WORLD HOLDINGS, LLC

By: /S/ WILLIAM H. POCHE
Name: William H. Poche
Title: Assistant Secretary

TEMPUR-PEDIC, DIRECT RESPONSE, INC.

By: /S/ DALE E. WILLIAMS
Name: Dale E. Williams
Title: Director

TEMPUR-MEDICAL, INC.

By: /S/ DALE E. WILLIAMS
Name: Dale E. Williams
Title: Director

TRUSTEE:

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, AS TRUSTEE

By: /S/ JOSEPH P. O’DONNELL
Name: Joseph P. O’Donnell
Title: Corporate Trust Officer